Exhibit 99

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For Immediate Release

Contacts:
Eric Bruner	Renee Noble-Nolan
Media Relations	Corporate Communications
706.644.8457	706.649.5363
ebruner@tsys.com	rnolan@tsys.com

Providian Renews Card-Processing Contract with TSYS
Extends Previous Long-Term Agreement for 10 years

Columbus, Ga., Oct. 22, 2001-- TSYS has signed a 10-year extension to its long-term credit card-processing agreement with Providian Financial Corporation, the fifth-largest bankcard issuer in the United States and one of the largest issuers of Visa "smart" cards. Providian, based in San Francisco, has been a customer of TSYS since 1986.

        “In the history of our long relationship with Providian, they have become one of the largest and most successful bankcard issuers in the country,” says Philip W. Tomlinson, president of TSYS. “We are grateful for the opportunity to contribute to that success, and we expect it to continue as Providian expands into the future.”

        “TSYS is an important strategic partner of Providian, and we’re pleased to extend our relationship,” said Jim Redmond, executive vice president of operations for Providian. TSYS currently processes about 18 million MasterCard and Visa consumer credit card accounts for Providian in the United States.

        TSYS is one of the world’s largest providers of payment processing and payment services. The company is in the midst of a three-year strategic plan, VisionWorks. Read more about VisionWorks at www.tsys.com.

About Providian

        Winner of the 2001 Rochester Institute of Technology/USA Today Quality Cup for excellence in customer service, San Francisco-based Providian Financial (NYSE: “PVN”) is a leading provider of lending and deposit products to customers throughout the United States, and offers credit cards and deposit products in the U.K. and in Argentina. Providian Financial has been named one of America’s Most Admired Companies in a survey by FORTUNE magazine, one of the nation’s top financial institutions by U.S. Banker magazine, and one of the most technologically innovative companies in the U.S. by InformationWeek magazine. Providian Financial has more than $36 billion in assets under management and more than 18 million customer accounts.

About TSYS

        TSYS (NYSE: “TSS”) (www.tsys.com) brings integrity and innovation to the world of electronic payments. TSYS serves as the integral link between buyers and sellers in the rapidly evolving universe of electronic payments. With more than 200 million accounts on file, TSYS makes it possible for millions of consumers to use their credit, debit, stored value, commercial, smart chip and retail cards anytime, anywhere through any medium or portal. TSYS and its family of companies offer a full range of acquiring and issuing services from accepting and settling electronic payments for goods and services, to credit applications, bankruptcy and collections. Based in Columbus, Ga., TSYS processes for 23 countries, in 14 currencies, in four languages and maintains operations in Canada, Mexico, Japan, and the United Kingdom. TSYS is an 80.8-percent-owned subsidiary of Synovus Financial Corp. (NYSE: “SNV”) (www.synovus.com ), No. 8 on FORTUNE magazine’s list of “The 100 Best Companies To Work For” in 2001. For more information, contact news@tsys.com.

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